                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Customedix Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Customedix Corporation
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             CUSTOMEDIX CORPORATION
                         53 NORTH PLAINS INDUSTRIAL ROAD
                         WALLINGFORD, CONNECTICUT 06492

                            -----------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1995
                            -----------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Customedix Corporation (the "Company") will be held at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut on November 6, 1995 at 9:00 a.m. (Eastern
Time) for the following purposes:

         1.   To elect seven (7) directors;

         2. To transact any other business which may properly come before the Annual Meeting.

         The Board of Directors has fixed the close of business on September 18, 1995 as the time as of which the stockholders of record entitled to notice of and to vote at the Annual Meeting will be determined.

         You are cordially invited to attend the Annual Meeting in person or to send a Proxy so that your shares may be represented. Even though you have sent a Proxy, if you attend the Annual Meeting in person, you may revoke the Proxy and vote your shares in person. The address to which the Proxy card should be sent, if the return envelope is missing is:

                             CUSTOMEDIX CORPORATION
                         53 NORTH PLAINS INDUSTRIAL ROAD
                          WALLINGFORD, CONNECTICUT  06492

         ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO REGISTERED STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND PLAN TO ATTEND, YOU MUST PRESENT EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BANK, STOCKBROKER, ETC., TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ BARRY L. KOSOWSKY
---------------------
Secretary
September 22, 1995

--------------------------------------------------------------------------------
         YOUR PROXY IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. PLEASE SIGN, DATE AND MAIL IT IN TODAY IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                             CUSTOMEDIX CORPORATION
                         53 NORTH PLAINS INDUSTRIAL ROAD
                          WALLINGFORD, CONNECTICUT 06492

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 6, 1995

         ---------------------------------------------------------------

         The enclosed proxy is solicited by the Board of Directors of Customedix Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on November 6, 1995 at 9:00 A.M. (Eastern Time) at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut.

         Stockholders who do not plan to be present at the Annual Meeting are requested to complete, date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. The address to which the proxy card should be sent, if the return envelope is missing, is:

                             CUSTOMEDIX CORPORATION
                         53 NORTH PLAINS INDUSTRIAL ROAD
                         WALLINGFORD, CONNECTICUT 06492

         If the enclosed proxy is signed and returned prior to the Annual Meeting, it will be voted unless subsequently revoked. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Annual Meeting in person, you may revoke the proxy and vote your shares in person.

         The Proxy Statement and the accompanying form of proxy are first being mailed to Stockholders on or about September 28, 1995. The expense of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

         Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's $.01 par value common stock; the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                             STOCKHOLDERS' PROPOSALS

         Any proposal which a stockholder expects to present at the next Annual Meeting of Stockholders of the Company to be held in 1996 must be received at the Company's principal offices stated above no later than May 31, 1996.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

         The Company has outstanding one class of voting securities, common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. Only Stockholders of record at the close of business on September 18, 1995 are entitled to vote at the Annual Meeting. There were 3,296,286 shares of Common Stock issued and outstanding at the close of business on September 18, 1995.

                       VOTES REQUIRED TO APPROVE PROPOSALS

          Holders of each share of the Company's Common Stock outstanding on the record date are entitled to one vote per share at the Annual Meeting. Proxies are solicited so that each Stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are returned, the shares represented thereby will be voted in accordance with the Stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Under Delaware law, if a quorum is present at the Annual Meeting, in the election of directors a plurality of votes cast shall elect. Any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any other matters which may properly come before the Annual Meeting since it is one less vote for approval. Broker nonvotes on any matter will have no impact on such matter since they are not considered "shares present" for voting purposes.

         The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter which was not known on the date of the proxy statement but may properly be presented for action at the Annual Meeting.

            COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1995 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

1.       ELECTION OF DIRECTORS

         Seven directors are to be elected at the Annual Meeting. Each shall serve until the next Annual Meeting of Stockholders and until his successor is elected and qualified.

         Proxies received in response to this solicitation will be voted for the election of the below-named nominees unless otherwise specified in the proxy or unless authority to vote the proxy is withheld. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director. However, in that event, it is intended that the shares represented by the Proxy, unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

         The Board of Directors has nominated for election Gordon S. Cohen, Martin L. Schulman, William T. Fitch, Elry C. Bird, Robert S. Cooper, David H. Leigh, and Robert N. Thomas, all of whom constitute the Company's current Board of Directors, except Robert N. Thomas.

         NAME           AGE    POSITION WITH COMPANY
         ----           ---    ---------------------
Gordon S. Cohen         58     Chairman of the Board and Chief Executive Officer

Martin L. Schulman      58     President and Chief Operating Officer, Director

William T. Fitch        58     Director

Elry C. Bird            71     Director

Robert S. Cooper        56     Director

David H. Leigh          60     Director

Robert N. Thomas        57     New Nominee

         DR. GORDON S. COHEN was elected to the Board in 1987 and was also elected Chairman of the Company at that time. Dr. Cohen was elected Chief Executive Officer in May, 1989. Dr. Cohen has been Chairman, President and Treasurer of the Company's subsidiary, Jeneric/Pentron, since 1975. From 1968 to 1976, Dr. Cohen served in various positions at Yale University School of Medicine, including Assistant Professor of Pathology and Assistant Clinical Professor of Pathology.

         MARTIN L. SCHULMAN was elected to the Board in 1987 and, at the same time, was appointed as a Vice President of the Company. In May, 1989, Mr. Schulman was elected as President and Chief Operating Officer.
Mr. Schulman has been Executive Vice President and Secretary of Jeneric/ Pentron since 1977.

         WILLIAM T. FITCH has been a director of the Company since 1981.
Mr. Fitch is Chairman and from 1982 until 1994 was President of Star Dynamics Company, Inc., a manufacturer of hydraulic cylinders.

         ELRY C. BIRD has been a director since 1982 and served as President of the Company's former oilfield subsidiaries from 1980 until his retirement in 1985.

         ROBERT S. COOPER has been a director since 1987 and has, for more than five years, been a partner in the law firm of Zeldes, Needle & Cooper, which is general counsel to Jeneric/Pentron.

         DAVID H. LEIGH has been a director since 1992 and is a certified public accountant. Mr. Leigh has been a partner, for more than five years, at the accounting firm of Bailey, Moore, Glazer, Schaefer & Proto, which provides regular accounting services to the Company and its subsidiaries.

         ROBERT N. THOMAS has been a Senior Vice President, for more than five years, of William B. Meyer, a company specializing in household goods relocation, transportation of special commodities, public warehousing, electrical contracting and various real estate enterprises. Mr. Thomas has responsibility for labor, public warehousing, real estate, record retention and special commodities.

DIRECTORS' FEES, COMMITTEES AND MEETINGS

         There were four regularly scheduled meetings of the Board of Directors in fiscal 1995 and four meetings are scheduled for fiscal 1996. Employee-directors of the Company are not compensated as such. Outside directors are currently paid $1,875 per meeting attended. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of each committee on which he serves held during the fiscal year ended June 30, 1995. The Company has no nominating committee of the Board of Directors nor any committee performing a similar function; however, the Board of Directors as a whole nominates individuals for election as directors of the Company.

         The Company has established an Audit Committee whose principal functions are to review the scope of the audit conducted by the Company's independent auditors; to review recommendations contained in any management letters from the Company's independent auditors and the methods by which such recommendations are implemented; and to review the Company's material financial controls. The Company has also established an Executive Committee, which possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company, subject to specific limitations imposed by the Board of Directors and by Delaware law; and a Compensation Committee, which is responsible for establishing the compensation to be paid to the Company's executive officers.

         William T. Fitch is Chairman of the Audit Committee and David H.
Leigh is a member; Gordon S. Cohen is Chairman of the Executive Committee and Martin L. Schulman is a member; William T. Fitch is Chairman of the Compensation Committee and Robert S. Cooper and Elry C. Bird are members. There were 2 meetings of the Audit Committee, 5 meetings of the Executive Committee and 1 meeting of the Compensation Committee in fiscal 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding ownership of Customedix's Common Stock by each person who as of August 31, 1995 is known to the Company to be the beneficial owner of 5% or more of the Company's Common Stock and by each of Customedix's directors, executive officers whose regular annual compensation is in excess of $100,000, and by directors and executive officers of Customedix as a group.

                                       AMOUNT AND
                                       NATURE OF
                                       BENEFICIAL           PERCENTAGE
NAME                                   OWNERSHIP (1)        OF CLASS (2)
----                                   -------------        ------------
Gordon S. Cohen (3)                    1,799,589               54.59%
53 North Plains
Industrial Road
Wallingford, CT

William T. Fitch                           1,200                *

Elry C. Bird (4)                          40,522                1.23%

All officers and directors
as a group
(7 persons)                            1,841,311               55.86%

-----------------------------
*Less than one percent.

(1) The figures in the table represent record and beneficial ownership, which includes voting and investment power, except as otherwise indicated in the notes to the table.

(2) Based upon 3,296,286 shares of Customedix's Common Stock issued and outstanding at August 31, 1995.

(3) Includes 435, 262 shares held by a partnership whose partners are trusts for the benefit of Dr. Cohen and his children. Dr. Cohen is a managing partner of the partnership. Also includes 116,500 shares held jointly by emancipated adult children of Dr. Cohen and their respective spouses as to which shares Dr. Cohen disclaims beneficial ownership. Does not include 12,500 unissued shares which Dr. Cohen has the right to receive as a bonus under his compensation agreement.

(4)      All of such shares are owned jointly by Mr. Bird and his wife.

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

         The Compensation Committee reviews and recommends to the Board of Directors for approval (i) compensation of all executive officers of the Company, and (ii) the Company's employee benefit policies and practices.

         The Committee's determination of compensation to be paid to Gordon S. Cohen, the Company's Chairman and Chief Executive Officer, is governed by the employment agreement entered into by him in January, 1987. This employment agreement was entered into as a condition of Dr. Cohen agreeing to sell Jeneric Industries Inc. and Pentron Corporation (now Jeneric/Pentron Incorporated) to the Company and was extended for a second five year term expiring December 31, 1996 because, under the terms of the employment agreement, the Company would incur significant severance obligations if the agreement was not renewed for a second term and because, in the Committee's view, the continued employment of Dr. Cohen was believed to be in the best interests of the Company because of his knowledge of and experience in the business conducted by Jeneric/Pentron, which now accounts for substantially all of the Company's revenues.

         Because the compensation paid to Dr. Cohen is substantially governed by the terms of the employment agreement, there will be no relationship between the Company's performance and the base compensation paid to him during the term of the employment agreement. The Committee did not, in light of the substantial compensation paid to Dr. Cohen under the employment agreement, exercise its discretion to increase for calendar 1995, his base salary over the minimum 5% annual increase provided for in the employment agreement. The Committee expects to explore the advisability of adopting performance based criteria to determine all or part of the compensation of Dr. Cohen (as well as other executive officers of the Company) at such time as his employment with the Company is extended.

         On May 1, 1995, following review and approval by the Compensation Committee and the Board of Directors of the Company (excluding Mr. Schulman), Jeneric/Pentron Incorporated entered into an employment agreement with Martin L. Schulman, the Company's President and Chief Operating Officer, which provides for maximum annual payments of salary, assuming all bonuses are earned, aggregating approximately $567,000, subject to reduction in certain circumstances, for a period commencing as of January 1, 1995 and terminating December 31, 2002. The base salary provided in the Schulman employment agreement is modified annually by the cost of living adjustment provided generally to employees of Jeneric/Pentron and is not related to the Company's performance. However, a bonus payable pursuant to Mr. Schulman's employment agreement (and included within the aggregate maximum annual payment) not exceeding $250,000, is related to Jeneric/Pentron's annual performance.

         The Schulman employment agreement also includes provisions pursuant to which 394,328 shares of Company stock, directly or indirectly owned by Mr. Schulman, were purchased by the Company at a price of $1.50 per share. The purchase price of the shares has been paid by delivery of Customedix's subordinated promissory note, which bears interest at 8% per annum which shall accrue and not be compounded until principal and interest payments begin January, 2003. Final maturity of the note is December 31, 2014.

The employment agreement did not include the previous bonus arrangement pursuant to which Mr. Schulman was entitled to receive annually 12,500 shares of Customedix stock.

         The compensation of the Company's other executive officer during fiscal 1995 was not tied to the Company's performance, but rather, was based primarily on recommendations of the Chairman and President of the Company, which recommendations took into account factors such as the individual officer's level of responsibility, individual performance, professional degrees held, and comparisons to the compensation paid to persons holding similar positions, credentials and experience in companies similar in size and location.

WILLIAM T. FITCH, Chairman

ELRY C. BIRD

ROBERT S. COOPER

                  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                                 PARTICIPATION

The members of the Compensation Committee are William T. Fitch, Elry C. Bird and Robert S. Cooper. Mr. Cooper is a member of the firm Zeldes, Needle & Cooper, which renders legal services to the Company and its subsidiaries. During the past fiscal year, fees for legal services rendered amounted to less than 5% of the Company's consolidated gross revenues and less than 5% of the gross revenues of Zeldes, Needle & Cooper.

                           SUMMARY COMPENSATION TABLE


                               ANNUAL COMPENSATION

--------------------------------------------------------------------------------

                                                                               All
                                                                               Other
Name and Principal        Fiscal                         Bonus                 Compen-
     Position             Year        Salary       Cash         Stock          sation(2)
     --------             ----        -------      ----         -----          ---------
Gordon S. Cohen           1995        364,347     130,000       34,375  (1)      45,331
(Chairman and             1994        352,762     130,000       33,594  (1)      45,467
Chief Executive           1993        326,599     130,000       36,719  (1)      46,223
Officer)

Martin L. Schulman        1995        284,190     276,000          ---           34,954
(President and            1994        270,658     276,000       33,594  (1)      34,087
Chief Operating           1993        257,769     276,000       36,719  (1)      34,812
Officer)

-------------------------------
(1) Includes the market price of 12,500 shares of Common Stock awarded as a bonus as of the earlier of the date the named executive exercised his right to receive such bonus or the last day of the fiscal year in respect of which the bonus was granted.

(2) All other compensation is comprised of the amount contributed by the Company's subsidiary, Jeneric/Pentron Incorporated, to the account of the named executive under the Jeneric/Pentron Incorporated 401(k) Thrift Plan, premiums paid by the Company on policies of life and disability insurance, cash allowances and certain other benefits.

         As a condition to their sale of Jeneric Industries, Inc. and Pentron Corporation (subsequently merged to become Jeneric/Pentron), Gordon S. Cohen and Martin L. Schulman required that Jeneric/Pentron enter into five year employment agreements with them, effective January 1, 1987, pursuant to which Dr. Cohen serves as President,Treasurer and Chairman of the Board of Directors of Jeneric/Pentron and Mr. Schulman serves as Executive Vice President, Secretary and a Director of Jeneric/Pentron. Pursuant to the terms of their respective employment agreements, Dr. Cohen and Mr. Schulman each receive, among other benefits, annual compensation of not less than $250,000 and $291,122, respectively (in each case to be increased annually by the cost of living adjustment provided generally to all Jeneric/Pentron employees and in the case of Dr. Cohen, by 5% if that amount exceeds the cost of living adjustment) and an annual bonus of not less than $130,000 and $26,000, respectively. The employment agreements also provide that if Dr. Cohen's or Mr. Schulman's employment is terminated by Jeneric/Pentron without cause (defined to include the placement of such individual in a position of less responsibility or prestige, whether as a result of a sale, merger or consolidation of Jeneric/Pentron or otherwise), Jeneric/Pentron will continue to pay such individual his full compensation for the remainder of the term of employment without any adjustment or offset.

         The employment agreements further provide that if Jeneric/Pentron shall terminate Dr. Cohen's or Mr. Schulman's employment without cause, Jeneric/Pentron shall employ Dr. Cohen as a consultant for a period of ten (10) years and shall employ Mr. Schulman as a consultant for a period of twelve (12) years. During the first year of Dr. Cohen's consulting term, he will receive the full compensation to which he is otherwise entitled under his employment agreement. For the remainder of Dr. Cohen's consulting term, he will be compensated at the rate of $1,000 per day for services rendered, but in no event less than $2,000 per month. During Mr. Schulman's consulting term, he will be compensated at the rate of $6,000 per year (to be increased annually by fifty (50%) percent of the cost of living adjustment provided generally to all Jeneric/Pentron employees). In addition, in the event of wrongful termination Dr. Cohen and Jeneric/Pentron will enter into a non-competition agreement having a term of ten (10) years during which he will receive an additional $40,000 per annum; with respect to Mr. Schulman, he has agreed to enter into a non-competition agreement having a term of twelve (12) years subsequent to the termination of his employment, conditioned upon his receipt of all payments which are provided in his employment agreement. In May, 1989, Jeneric/Pentron extended the terms of Dr. Cohen's and Mr. Schulman's employment agreements to December 31, 1996 and on May 1, 1995 Jeneric/Pentron entered into an employment agreement with Mr. Schulman which provides for a term of employment ending December 31, 2002. With respect to Dr. Cohen, compensation, which may include the issuance of bonus shares, as described below, will be negotiated from time to time during the extended five (5) year term but shall not be less than that provided during the initial term. During fiscal year 1995, the Board did not approve any increase in the compensation of Dr. Cohen (except for a cost of living increase). During fiscal 1995, Dr. Cohen received a bonus with respect to his services during calendar year 1994 entitling him to receive 12,500 shares of common stock.

         In Mr. Schulman's employment agreement entered into on May 1, 1995 effective January 1, 1995, he relinquished all rights to bonus shares to which he was entitled in his initial and extended employment agreements. The May 1, 1995 agreement between

Jeneric/Pentron and Mr. Schulman provides for maximum annual payments of salary, assuming all bonuses are earned, aggregating approximately $567,000, subject to reduction in certain circumstances, through the term which ends December 31, 2002. The Schulman employment agreement also contains provisions pursuant to which 394,328 shares of Customedix Corporation stock held by Mr. Schulman have been purchased by Customedix at a price of $1.50 per share. The purchase price of the shares has been paid by delivery of Customedix's subordinated promissory note, which bears interest at 8% per annum which accrues and is not compounded until principal and interest payments begin January, 2003. Final maturity of the note is December 31, 2014. Mr. Schulman's employment agreement provides that he shall receive as part of his total maximum compensation an annual bonus equal to 7% of the gross sales by Jeneric/Pentron of dental related composite, porcelain and ceramic products in excess of $1,000,000, but in no event shall such bonus exceed $250,000 per annum.

         The obligations of Jeneric/Pentron under the aforesaid employment agreements are guaranteed by the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock with the AMEX Market Index and the Media General Medical Instruments and Supplies Industry Group Index, an index of approximately 270 companies whose stock is publicly traded.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         AMONG CUSTOMEDIX CORPORATION,
                   AMEX MARKET INDEX AND INDUSTRY GROUP INDEX

   MEASUREMENT PERIOD      CUSTOMEDIX   AMEX MARKET   MG GROUP
  (FISCAL YEAR COVERED)       CORP.        INDEX        INDEX
1990                               100          100          100
1991                               100           99          130
1992                                60          109          152
1993                                96          119          138
1994                                80          115          130
1995                                88          139          186

                       ASSUMES $100 INVESTED ON JULY 1, 1990
                            ASSUMES DIVIDEND REINVESTED
                            FISCAL YEAR ENDING JUNE 30.

                             EMPLOYEE BENEFIT PLANS

The Company does not have any pension or benefit plans. However, the Company's subsidiary, Jeneric/Pentron, has two plans under which all of its employees are eligible to participate and under which Gordon S. Cohen, Martin L. Schulman, and Barry L. Kosowsky, who are directors and/or officers of Customedix and Jeneric/Pentron, receive benefits.

                                  PENSION TABLE

         The following tabulation shows estimated annual retirement benefits payable to employees under the Jeneric/Pentron Incorporated Restored Defined Benefit Pension Plan:

             AVERAGE ANNUAL                       YEARS OF PARTICIPATION
             COMPENSATION                                10 OR MORE
             --------------                       ----------------------
             $   100,000 ......................          $   20,000
                 125,000 ......................              25,000
                 150,000 ......................              30,000
                 175,000 ......................              35,000
                 200,000 or more ..............              40,000

         The benefits listed in the pension table are not subject to any deductions for social security or other offset amounts.

         Compensation includes basic pay, including bonuses, overtime and commissions, determined for the calendar year ending within the plan year. Average annual compensation are the average earnings received by the participant in the five (5) consecutive plan years producing the highest such average for the participant.

         An employee who participated in the Jeneric Industries, Inc. Defined Benefit Pension Plan dated March 1, 1975 would receive an additional benefit which was funded prior to fiscal 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the acquisition of Jeneric/Pentron by the Company, Jeneric/Pentron entered into two lease agreements (the "Leases") with Wallingford Property Associates, a Connecticut general partnership (the "Partnership"), with respect to certain property having an aggregate of approximately 54,000 square feet of rentable space located in Wallingford, Connecticut. Dr. Cohen and Mr. Schulman, who are members of the Board of Directors, are the general partners of the Partnership. The independent directors approved an Amendment and Renewal of the Leases to extend their terms to December 31, 2006 on substantially the same terms and conditions set forth in the Leases. The independent directors believed that it was possible that more favorable rental rates might have been available from third parties for comparable properties. However, in light of the cost of leasehold improvements previously made having a net book value at that time of approximately $1,059,400, the substantial anticipated costs of relocating the business conducted at these facilities, more favorable rate of amortization of leasehold improvements and the loss of production during the period of any such move, the independent directors also believed it in the best interests of the Company to renew the above leases for the extended terms. The aggregate annual rental under the Leases is currently $388,500. Rental on the Leases is to be increased annually by the greater of 5% or the increase in a designated consumer price index. The Leases are "net leases" and all real estate taxes, utilities, insurance costs and ordinary repairs are paid by the tenant. The obligations of Jeneric/Pentron under the aforesaid Leases are guaranteed by the Company.

         Pursuant to an agreement between Jeneric/Pentron and a trust (the"Trust") of which Gordon S. Cohen is a beneficiary, Jeneric/Pentron was granted a worldwide license to use the names Jeneric(R) and Rexillium(R). Under this license agreement Jeneric/Pentron is obligated to pay annually to the Trust an amount equal to the sum of 1% of Jeneric/Pentron's net sales of products sold under the name Rexillium and 0.25% of Jeneric/Pentron's net sales of all products and services. During the twelve months ended June 30, 1995, Jeneric/Pentron paid to the trust approximately $145,000.

         Management believes that the above license agreement is on terms as favorable as those available from unaffiliated third parties.

         Robert S. Cooper is a member of the firm Zeldes, Needle & Cooper, which renders legal services to the Company and its subsidiaries. During the past fiscal year, fees for legal services rendered by Zeldes, Needle & Cooper amounted to less than 5% of the Company's consolidated gross revenues and less than 5% of the gross revenues of Zeldes, Needle & Cooper.

         David H. Leigh is a partner of the firm Bailey, Moore, Glazer, Schaefer and Proto, which renders accounting services to the Company and its subsidiaries. During the past fiscal year, fees for accounting services rendered by Bailey, Moore, Glazer, Schaefer and Proto amounted to less than 5% of the Company's consolidated gross revenues and less than 5% of the gross revenues of Bailey, Moore, Glazer, Schaefer and Proto.

                              INDEPENDENT AUDITORS

         The Board of Directors has designated Arthur Andersen LLP of Hartford, Connecticut as auditors of the Company for the fiscal year ending June 30, 1996. Arthur Andersen LLP were the auditors for the fiscal year ended June 30, 1995. Arthur Andersen LLP does not have any direct or indirect financial interest in the Company or any of its subsidiaries.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will be afforded the opportunity to make a statement , if they so desire, and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

         At the date of this Proxy, the Company has not been informed and is not aware that any other matters will be brought before the Annual Meeting.

                             CUSTOMEDIX CORPORATION

                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints GORDON S. COHEN and MARTIN L. SCHULMAN as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of CUSTOMEDIX CORPORATION held of record by the undersigned on September 18, 1995, at the Annual Meeting of Stockholders to be held on November 6, 1995 or any adjournment thereof.

         (The Proxy continues and must be signed on the reverse side.)

/ X / Please mark your
      votes as in this
      example

                                               WITHHOLD
                    FOR all nominees           AUTHORITY
                    listed at right         to vote for all
                 (except as marked to       nominees listed
                  the contrary below)          at right        NOMINEES:
1. ELECTION                                                    Gordon S. Cohen
   OF                                                          Martin L. Schulman
   DIRECTORS            / /                      / /           Robert N. Thomas
                                                               William T. Fitch
(Instructions: To withhold authority to vote for               Elry C. Bird
any individual nominee, write that nominee's                   Robert S. Cooper
name on the line below.)                                       David H. Leigh

---------------------------------

THE DIRECTORS RECOMMEND A VOTE FOR ITEM 1.

2. In their discretion, to transact any other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF
NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.


SIGNATURE                                      DATE
         -------------------------------------      --------

                                               DATE
----------------------------------------------      --------
         SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants, any tenant may sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.